Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Elects James H. Miller to Board of Directors

JACKSONVILLE, Fla., Oct. 3, 2011 - Rayonier (NYSE:RYN) announced today that James H. Miller, chairman and chief executive officer of PPL Corporation, has been elected to its board of directors. Headquartered in Pennsylvania, PPL and its subsidiaries own or control about 19,000 megawatts of generating capacity in the United States, sell energy in key U.S. markets and deliver electricity and natural gas to about 10 million customers in the United States and the United Kingdom.
“Jim is an accomplished leader with a strong track record of creating value in a complex industry,” said Lee M. Thomas, Rayonier's chairman and CEO. “His broad experience in acquisitions, energy markets and public policy will be a valuable addition to our board.”
Miller was elected to his current position in 2006 after having served in roles of increasing responsibility at PPL, including as president, chief operating officer and executive vice president. Prior to joining PPL in 2001, Miller served as executive vice president of USEC, Inc.
In addition to the PPL board, Miller also currently serves on the board of directors of Crown Holdings, Inc. He holds a bachelor's degree in electrical engineering from the University of Delaware and served in the U.S. Navy nuclear submarine program.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.5 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
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1301 Riverplace Blvd., Jacksonville, FL 32207	904-357-9100